Exhibit 99.1

Community Valley Bancorp Reports Earnings for 2008

(Chico, CA 1/30/09) – Community Valley Bancorp, parent company of Butte Community Bank (the “Bank”) and Butte Community Insurance Agency, LLC (the “Agency”), today announced its financial results for the fourth quarter and year ended December 31, 2008.

“While we recognize the difficult economic environment has affected our financial and operating results for the fourth quarter, for the full year of 2008 the Company has performed well relative to our peer group,” said Keith Robbins, President and CEO. “During 2009, we will remain focused on credit quality, especially with regard to the early identification and resolution of emerging credit issues. In addition we will continue to focus on controlling growth, on further strengthening our capital structure and on expense management and reduction. We believe we are well positioned to weather the current environment and that our financial strength will enhance our ability to grow when the economic cycle begins to improve.”

For the fourth quarter of 2008 the Company recorded a net loss of $430,000.  This represents a decrease of $1,818,000 or 130.91% from the fourth quarter of 2007.  Diluted (loss) earnings per share were ($0.07) in the fourth quarter of 2008, a decrease of 135.76%% compared to $0.18 in the fourth quarter of 2007.  The primary reasons for the decrease in earnings were the additions made to the loan loss reserve through an increase in the provision for loan losses of $1,750,000 in the fourth quarter of 2008 as compared $75,000 in the fourth quarter of 2007, the continued compression of the net interest margin due to the declining interest rate environment, and an impairment charge of $1,489,000 on collateralized debt obligations that are backed by trust-preferred securities.  Earnings for the full year of 2008 were $2,739,000.  This represents a decrease of $3,720,000 or 57.59% from 2007.  Diluted earnings per share were $0.39, a decrease of 53.57% for the full year of 2008, compared to $0.85 for 2007.  The primary reasons for the decrease in the full year earnings were the additions made to the loan loss reserve through an increase in the provision for loan losses of $3,175,000 during 2008 compared to $225,000 during 2007, the compression of the net interest margin and the impairment charge described above.

The Company’s annualized return (loss) on average assets (ROAA) was (0.29%) in the fourth quarter of 2008 compared to 0.94% in the fourth quarter of 2007 and the annualized return (loss) on average equity (ROAE) was (4.13%) in the fourth quarter of 2008 compared to 10.79% in the fourth quarter of 2007.  For the year ended December 31, 2008 ROAA was 0.47% compared to 1.13% at December 31, 2007 and ROAE was 6.11% compared to 13.22%.

As of December 31, 2008, total assets were $590,190,000 and total deposits were $526,485,000, representing increases of 1.65% and 5.09% respectively, over the December 31, 2007 totals of $580,620,000 and $500,991,000.  Interest bearing deposits increased $20,909,000, or 4.94%, from $423,417,000 to $444,326,000 at December 31, 2008.  Non-interest bearing demand deposits increased $4,585,000 or 5.91% from $77,574,000 at December 31, 2007 to $82,159,000 at December 31, 2008.

Loans also increased to $486,842,000 as of December 31, 2008, up 10.2% or $45,492,000 from the December 31, 2007 total.  Asset quality weakened over the past year with $15.0 million or 3.08% of total loans considered non-performing at December 31, 2008 compared to $253,000 or .06% at December 31, 2007.    The majority of our problem loans are real estate secured which are subject to changes in value as this market continues to deteriorate.  As these properties are reappraised some of these loans have been written down to reflect their current value.  Charged-off loans net of recoveries, were $1,148,000 or 0.24% of outstanding loans for the year ended December 31, 2008, compared to net charge-offs of $25,000 for 2007.  As a percentage of total loans, the reserve for loan losses was 1.58% or $7,826,000 at December 31, 2008 compared to 1.17% or $5,232,000 at December 31, 2007.

Net interest income for the fourth quarter ended December 31, 2008 was $6,531,000 down $491,000, or 6.99%, from the $7,022,000 for the same period in 2007.  Interest income from earning assets was $8,935,000 for the fourth quarter ended December 31, 2008 which was $1,585,000 or 15.06% less than the same period in 2007.  Interest expense was $2,404,000 for the fourth quarter ended December 31, 2008 which was $1,094,000 or 31.28% less than the same period in 2007.  As a result the net interest margin for the fourth quarter ended December 31, 2008 declined 58 basis points to 4.74% as compared to 5.32% for the fourth quarter ended December 31, 2007.

Net interest income for the year ended December 31, 2008 decreased $2,384,000 or 8.13% to $26,950,000 as compared to $29,334,000 for 2007.  Interest income from earning assets was $37,315,000 for the year ended December 31, 2008 which was $5,908,000 or 13.67% less than 2007.  Interest expense was $10,365,000 for the year ended December 31, 2008 which was $3,524,000 or 25.37% less than 2007.  This decrease was the result of lower deposit interest rates throughout 2008.  As a result the net interest margin for the year ended December 31, 2008 declined 60 basis points to 5.09% as compared to 5.69% for the year ended December 31, 2007.

Non-interest income for the quarter ended December 31, 2008 increased $97,000 or 4.55% to $2,231,000 compared to $2,134,000 in the same quarter of 2007.  The primary reason was an increase in service charge income on deposit accounts of $125,000 in the fourth quarter of 2008 compared to the same period in 2007.  Non-interest income for the year ended December 31, 2008 increased $464,000 or 5.47% to $8,939,000 compared to $8,475,000 for 2007.  The primary reason for this increase was the increase in service charge income for the year of $482,000 on deposit accounts.

Non-interest expense for the quarter ended December 31, 2008 increased $1,421,000, or 21.04% compared to the same period in 2007.  This increase in expenses was due to the impairment charge described in the third paragraph above.     Non-interest expense for the year ended December 31, 2007 was $28,843,000 compared to $26,686,000 for 2007 an increase of $2,157,000 or 8.08%.  These additional expenses were primarily due to the costs associated with the opening of our new branches in Redding and Anderson that were in full operation during all of 2008 and only a portion of the third quarter and all of the fourth quarter of 2007 as well as the rents paid on seven buildings that were sold and leased back by the Company in February 2008. These expenses were partially offset by a reduction in salaries and employee benefits of $1,046,000 during 2008.

About Community Valley Bancorp

Butte Community Bank, a subsidiary of Community Valley Bancorp (NASDAQ: CVLL), is a progressive Northern California bank that combines traditional deposit and lending services with innovative banking solutions and Butte Community Insurance Agency, LLC a full-service insurance agency offering all lines of coverage from auto and health to commercial and farm packages.

Founded in 1990, Butte Community Bank is state-chartered with 15 branches in eleven cities including Anderson, Chico, Colusa, Corning, Magalia, Oroville, Paradise, Red Bluff, Redding, Yuba City, and Marysville.  It also operates loan production offices in Citrus Heights and Gridley. Community Valley Bancorp has headquarters in Chico, California.

Forward Looking Statement Disclosure

This news release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act of 1934, as amended and Community Valley Bancorp intends for such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.  These forward-looking statements describe the Company’s expectations regarding future events and developments and are subject to risks and uncertainties and include information about possible or assumed future results of operations. Many possible events or factors could affect the Company’s future financial results and performance. This could cause results of performance to differ materially from those expressed in the Company’s forward-looking statements. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions, which are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in, or implied by, such forward looking statements. All forward-looking statements are representative only on the date hereof.

COMMUNITY VALLEY BANCORP

CONDENSED CONSOLIDATED BALANCE SHEET (Unaudited)

	December 31,
	2008	2007
ASSETS
Cash and due from banks	$21,743,000	$31,714,000
Federal funds sold	36,605,000	34,290,000
Interest-bearing deposits in banks	2,576,000	24,250,000
Investment securities	7,096,000	6,264,000

Loans:
Real estate	317,022,000	290,422,000
Commercial	112,414,000	103,047,000
Consumer	65,390,000	53,801,000
Other	320,000	—
Deferred loan originations fees, net	(478,000)	(688,000)
Allowance for loan losses	(7,826,000)	(5,232,000)
Total loans, net	486,842,000	441,350,000

Premises and equipment	7,013,000	17,905,000
Accrued interest receivable and other assets	28,315,000	24,847,000

Total Assets	$590,190,000	$580,620,000

LIABILITIES
Noninterest-bearing deposits	$82,159,000	$77,574,000
Interest checking, money market & savings deposits	256,411,000	263,883,000
Time deposits	187,915,000	159,534,000

Total deposits	526,485,000	500,991,000

Notes payable	5,054,000	1,093,000
Junior subordinated debentures	8,248,000	16,496,000
Accrued interest payable and other liabilities	10,264,000	11,066,000

Total liabilities	550,051,000	529,646,000

SHAREHOLDERS’ EQUITY
Total Shareholders’ Equity	40,139,000	50,974,000

Total Liabilities and Shareholders’ Equity	$590,190,000	$580,620,000

Nonperforming loans to total loans	3.01%	0.06%
Net chargeoffs to average loans	0.24%	0.00%
Allowance for loan losses to total loans	1.58%	1.17%
Leverage Ratio	8.16%	11.60%
Tier 1 Risk-Based Capital Ratio	9.01%	13.12%
Total Risk-Based Capital Ratio	10.26%	14.14%

COMMUNITY VALLEY BANCORP

CONDENSED CONSOLIDATED STATEMENT OF INCOME (Unaudited)

Three Months Ended December 31:	2008	2007	% Change
Interest income	$8,935,000	$10,520,000	(15.07)%
Interest expense	2,404,000	3,498,000	(31.28)%

Net interest income	6,531,000	7,022,000	(6.99)%
Provision for loan losses	1,750,000	75,000	2233.33%
Total noninterest income	2,231,000	2,134,000	4.55%
Total noninterest expense	8,174,000	6,753,000	21.04%

(Loss) income before provision for income taxes	(1,162,000)	2,328,000	(149.91)%
(Benefit) provision for income taxes	(732,000)	940,000	(177.87)%

Net (loss) income	$(430,000)	$1,388,000	(130.98)%

Basic (loss) earnings per share	$(0.07)	$0.19	(135.25)%
Diluted (loss) earnings per share	$(0.07)	$0.18	(135.76)%
Average diluted shares outstanding	6,591,433	7,626,617	(13.57)%

Net interest margin as a percentage	4.74%	5.32%	(10.90)%

Operating Ratios:
(Loss) return on average assets	(0.29)%	0.94%	(130.73)%
(Loss) return on average equity	(4.13)%	10.79%	(138.26)%
Efficiency ratio (fully taxable equivalent)	93.28%	73.76%	26.46%

Years Ended December 31:	2008	2007	% Change
Interest income	$37,315,000	$43,223,000	(13.67)%
Interest expense	10,365,000	13,889,000	(25.37)%

Net interest income	26,950,000	29,334,000	(8.13)%
Provision for loan losses	3,175,000	225,000	1311.11%
Total noninterest income	8,939,000	8,475,000	5.47%
Total noninterest expense	28,843,000	26,686,000	8.08%

Income before provision for income taxes	3,871,000	10,898,000	(64.48)%
Provision for income taxes	1,132,000	4,439,000	(74.50)%

Net income	$2,739,000	$6,459,000	(57.59)%

Basic earnings per share	$0.39	$0.87	(55.17)%
Diluted earnings per share	$0.39	$0.85	(53.57)%
Average diluted shares outstanding	6,940,876	7,612,000	(8.82)%

Net interest margin as a percentage	5.09%	5.69%	(10.51)%

Operating Ratios:
Return on average assets	0.47%	1.13%	(57.94)%
Return on average equity	6.11%	13.22%	(53.78)%
Efficiency ratio (fully taxable equivalent)	80.37%	70.58%	13.86%